CERTIFICATE OF FORMATION
of
PROPERTY EQUITY INVESTMENTS LLC

September 22, 2011

This Certificate of Formation of Property Equity Investments LLC is executed and filed by the undersigned authorized person to form a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is Property Equity Investments LLC (the “LLC”).

2.	The address of the registered office of the LLC in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.	The LLC’s registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of the date first written above.

/s/ William C. Gallagher
Name:	William C. Gallagher
Title:	Authorized Person